Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Statement of Additional Information and to the use of our report dated January 30, 2004, with respect to the financial statements of First Security Benefit Life Insurance and Annuity Company of New York, in the Registration Statement (Form N-4) under the Securities Act of 1933 and the Investment Company Act of 1940 of Variable Annuity Account B and the related Statement of Additional Information accompanying the Prospectus for the AdvanceDesigns Variable Annuity.

ERNST & YOUNG LLP

Kansas City, Missouri
November 19, 2004